Exhibit 99.1

Meade Instruments Corporation 6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: shelley@tpg-ir.com

MEADE INSTRUMENTS ANNOUNCES ELIMINATION OF ITS SENIOR VICE PRESIDENT OF OPERATIONS POSITION

IRVINE, Calif. – October 2, 2008 – Meade Instruments Corp. (Nasdaq NM: MEAD), a leading designer and manufacturer of optical products including telescopes, binoculars and microscopes, today announced that it will be eliminating the position of Senior Vice President of Operations in an effort to further streamline and reduce the Company’s cost structure. Donald W. Finkle, Senior Vice President of Operations will be leaving the Company effective October 3, 2008.

Steve Muellner, President and Chief Executive Officer of Meade Instruments, said, “We will miss Don, who has been a trusted member of the management team during this transition period. Don played an integral role in the restructuring of the Company’s manufacturing operations, including the repair of the Company’s supply chain and the transfer of the Company’s Irvine manufacturing facilities to Mexico. On behalf of the Board and the senior management team, we thank Don for his many contributions and wish him the best in his future endeavors.”

Mr. Finkle commented, “I’ll miss Meade Instruments and all the people that I worked so closely with over the past couple of years. However, I am proud of the many accomplishments during my tenure that will improve the operating results of the Company while still being able to design and produce high quality telescopes and optical accessories for amateur astronomers all over the world.”

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation, risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.